Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) entered into this 1st day of March 2021, by and between Michael D Rountree (the “Executive”) and Eco Science Solutions Inc., a Nevada corporation (the “Company”) is intended to amend paragraph 3.1 of the Employment Agreement (“Agreement”) dated January 28, 2021.

Whereas, paragraph 3.1 of the Agreement stated the following:

Base Salary. Prior to the date the Financing Threshold (as defined below in paragraph 3.2) is reached, the Executive will accrue but not be paid a base salary. Up to the date the Financing Threshold is reached, Executive shall receive minimum wage for an exempt employee.  Once the Financing Threshold is met, the Company shall pay the Executive a base salary at an annual rate of $175,000, for the first six months, from the time the Financing Threshold is met; $225,000 for the following six months, and then $250,000 going forward in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

This paragraph above shall be eliminated in its entirety and shall be replaced as follows:

3.1 Base Salary. Executive shall be entitled to the amount of $250,000 per year (the “Base Salary”), which amount shall accrue, until the financial threshold is reached (defined below). Upon the date the financial threshold is achieved, Executive shall be entitled to receive salary payments at a rate of $175,000 per annum for the following six months, $225,000 per annum for the next six months, and then $250,000 per annum on the one-year anniversary from the date the Company reaches the financial threshold. At all times until the one year anniversary of the financial threshold, the calculated difference between the Base Salary and the actual salary payments shall accrue for the benefit of the Executive up to the Base Salary. The Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company, or if the duties of the Executive are materially changed.

COMPANY:	ECO SCIENCE SOLUTIONS, INC.

	By:	/s/ Jeffery Taylor
Jeffery Taylor, President

EXECUTIVE:	MICHAEL D ROUNTREE

	By:	/s/ Michael D Rountree
Michael D Rountree